Exhibit 1.2

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”) made as of the 17th day of March, 2011 by and among Ampio Pharmaceuticals, Inc. (the “Issuer”) whose address appears on the Information Sheet (as defined herein) attached to this Agreement, Fordham Financial Management, Inc. (the “Placement Agent”) whose name and address appear on the Information Sheet and American Stock Transfer & Trust Company, LLC with an address at 6201 15th Avenue, Brooklyn, NY 11219 (the “Escrow Agent”).

WITNESSETH:

WHEREAS, the Issuer proposes to sell up to 4,400,000 shares of common stock (the “Shares”) for a maximum dollar amount of $11,000,000 (the “Offering Amount”) on a “best effort” basis to investors (the subscribers of the Shares pursuant to this offering are hereinafter referred to as “Investors”), in a private offering solely to accredited investors through the Placement Agent, with no minimum amount required to be sold in the offering (the “Offering”);

WHEREAS, the Issuer and the Placement Agent propose to establish an escrow account (the “Escrow Account”), to which subscription monies which are received by the Escrow Agent from the Placement Agent in connection with such Offering are to be credited, and the Escrow Agent is willing to establish the Escrow Account on the terms and subject to the conditions hereinafter set forth; and

WHEREAS, the Escrow Agent has agreed to establish a special bank account at J.P. Morgan Chase Bank, 55 Water Street, New York, NY 10004 (the “Bank”) into which the subscription monies, which are received by the Escrow Agent from the Placement Agent and credited to the Escrow Account, are to be deposited.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

1. Information Sheet. Each capitalized term not otherwise defined in this Agreement shall have the meaning set forth for such term on the information sheet which is attached to this Agreement as Exhibit A and is incorporated by reference herein and made a part hereof (the “Information Sheet”).

2. Establishment of the Bank Account.

2.1 The Escrow Agent shall establish a bank account at the branch of Bank selected by the Escrow Agent, and bearing the designation set forth on the Information Sheet (heretofore defined as the “Bank Account”). The purpose of the Bank Account is for (a) the deposit of all subscription monies (checks or wire transfers) which are received by the Placement Agent from prospective Investors of the Shares and are delivered by the Placement Agent to the Escrow Agent, (b) the holding of amounts of subscription monies which are collected through the banking system and (c) the disbursement of collected funds, all as described herein.

2.2 On or before the date of the initial deposit in the Bank Account pursuant to this Agreement, the Placement Agent shall notify the Escrow Agent in writing of the date of the commencement of the Offering (the “Effective Date”), and the Escrow Agent shall not be required to accept any amounts for credit to the Escrow Account or for deposit in the Bank Account prior to its receipt of such notification.

2.3 The “Offering Period,” which shall be deemed to commence on the Effective Date, shall consist of the number of calendar days or business days set forth on the Information Sheet. The Offering Period shall be extended at the mutual discretion of the Issuer and the Placement Agent (the “Extension Period”) only if the Escrow Agent shall have received written notice thereof prior to the expiration of the Offering Period or an Extension Period(s), as the case may be. An Extension Period, which shall be deemed to commence on the next calendar day following the expiration of the Offering Period or an Extension Period, as the case may be, shall consist of the number of calendar days set forth on the Information Sheet. The last day of the Offering Period, or the last day of the final Extension Period, as the case may be (if the Escrow Agent has received written notice thereof as herein above provided), is referred to herein as the “Termination Date.” Except as provided in Section 4.3 hereof, after the Termination Date, the Placement Agent shall not deposit, and the Escrow Agent shall not accept, any additional amounts representing payments by Investors.

3. Deposits to the Bank Account.

3.1 The Placement Agent shall promptly deliver to the Escrow Agent all monies which it receives from prospective Investors in payment for the Shares, which monies shall be in the form of checks or wire transfers, provided however that “Cashiers” checks must be in amounts greater than $10,000; Cashiers checks in amounts less than $10,000 shall be rejected by the Escrow Agent. Upon the Escrow Agent’s receipt of such monies, they shall be credited to the Escrow Account. All checks delivered to the Escrow Agent shall be made payable substantially as follows to “AST&T AAF Ampio Pharmaceuticals, Inc.” Any check payable other than to the Escrow Agent as required hereby shall be returned to the prospective Investor, or if the Escrow Agent has insufficient information to do so, then to the Placement Agent (together with any Subscription Information, as defined below or other documents delivered therewith) by noon of the next business day following receipt of such check by the Escrow Agent, and such check shall be deemed not to have been delivered to the Escrow Agent pursuant to the terms of this Agreement.

3.2 Promptly after receiving subscription monies as described in Section 3.1, the Escrow Agent shall deposit the same into the Bank Account. Amounts of monies so deposited are hereinafter referred to as “Escrow Amounts”. The Escrow Agent shall cause the Bank to process all Escrow Amounts for collection through the banking system. Simultaneously with each deposit to the Escrow Account, the Placement Agent (or the Issuer, if such deposit is made by the Issuer) shall inform the Escrow Agent in writing of the name, address, and the tax identification number of the Investor, the amount of Shares subscribed for by such Investor, and the aggregate dollar amount of such subscription (collectively, the “Subscription Information”).

3.3 The Escrow Agent shall not be required to accept for credit to the Escrow Account or for deposit into the Bank Account checks which are not accompanied by the appropriate Subscription Information, which at minimum shall include the name, address, tax identification number and the number of Shares.

3.4 The Escrow Agent shall not be required to accept in the Escrow Account any amounts representing payments by prospective Investors, whether by check or wire, except during the Escrow Agent’s regular business hours.

3.5 Only those Escrow Amounts, which have been deposited in the Bank Account and which have cleared the banking system and have been collected by the Escrow Agent, are herein referred to as the “Fund.”

3.6 If the Offering is terminated before the Termination Date, the Escrow Agent shall refund any portion of the Fund prior to disbursement of the Fund in accordance with Article 4 hereof upon instructions in writing signed by both the Issuer and the Placement Agent.

4. Disbursement from the Bank Account.

4.1 [Left blank intentionally.]

4.2 Subject to Section 4.3 below, if at any time up to the close of regular banking hours on the Termination Date, the Escrow Agent receives notification of a proposed closing from the Issuer and the Placement Agent, the Escrow Agent shall facilitate periodic closings based upon written instructions signed by the Issuer and the Placement Agent. Upon receipt of written instructions, the Escrow Agent shall promptly disburse the Fund, by wiring Funds from the Account. It is agreed by the parties that there is no minimum amount required to be sold in the offering. At each closing, the Issuer or Placement Agent counsel shall provide a legal letter stating that all conditions for release have been met.

4.3 This Section 4.3 applies only if a Collection Period has been provided for by the appropriate indication on the Information Sheet. If the Escrow Agent has on hand at the close of business on the Termination Date any uncollected portion of the Offering Amount, the Collection Period (consisting of the number of business days set forth on the Information Sheet) shall be utilized to allow such uncollected amounts to clear the banking system. During the Collection Period, the Issuer and the Placement Agent shall not deposit, and the Escrow Agent shall not accept, any additional amounts; provided, however, that such amounts as were received by the Placement Agent by the close of business on the Termination Date may be deposited with the Escrow Agent by noon of the next business day following the Termination Date. Any uncollected funds which clear the banking system after the Collection Period shall be promptly returned directly to each Investor without interest or deduction therefrom.

4.4 Upon disbursement of the Fund pursuant to the terms of this Article 4, the Escrow Agent shall be relieved of further obligations and released from all liability under this Agreement. It is expressly agreed and understood that in no event shall the aggregate amount of payments made by the Escrow Agent exceed the amount of the Fund.

5. Rights, Duties and Responsibilities of Escrow Agent. It is understood and agreed that the duties of the Escrow Agent are purely ministerial in nature, and that:

5.1 The Escrow Agent shall notify the Placement Agent, on a daily basis, of the Escrow Amounts which have been deposited in the Bank Account and of the amounts, constituting the Fund, which have cleared the banking system and have been collected by the Escrow Agent.

5.2 The Escrow Agent shall not be responsible for or be required to enforce any of the terms or conditions of the placement agreement or any other agreement between the Placement Agent and the Issuer nor shall the Escrow Agent be responsible for the performance by the Placement Agent or the Issuer of their respective obligations under this Agreement.

5.3 The Escrow Agent shall not be required to accept from the Placement Agent (or the Issuer) any Subscription Information pertaining to prospective Investors unless such Subscription Information is accompanied by checks or wire transfers meeting the requirements of Section 3.1, nor shall the Escrow Agent be required to keep records of any information with respect to payments deposited by the Placement Agent (or the Issuer) except as to the amount of such payments; however, the Escrow Agent shall notify the Placement Agent within a reasonable time of any discrepancy between the amount set forth in any Subscription Information and the amount delivered to the Escrow Agent therewith. Such amount need not be accepted for deposit in the Escrow Account until such discrepancy has been resolved.

5.4 The Escrow Agent shall be under no duty or responsibility to enforce collection of any check delivered to it hereunder. The Escrow Agent, within a reasonable time, shall return to the Placement Agent any check received which is dishonored, together with the Subscription Information, if any, which accompanied such check.

5.5 If the Escrow Agent is uncertain as to its duties or rights hereunder or shall receive instructions with respect to the Bank Account, the Escrow Amounts or the Fund which, in its sole determination, are in conflict either with other instructions received by it or with any provision of this Agreement, it shall be entitled to hold the Escrow Amounts, the Fund, or a portion thereof, in the Bank Account pending the resolution of such uncertainty to the Escrow Agent’s sole satisfaction, by final judgment of a court or courts of competent jurisdiction or otherwise.

5.6 The Escrow Agent shall not be liable for any action taken or omitted hereunder, or for the misconduct of any employee, agent or attorney appointed by it, except in the case of willful misconduct or gross negligence. The Escrow Agent shall be entitled to consult with counsel of its own choosing and shall not be liable for any action taken, suffered or omitted by it in accordance with the advice of such counsel.

5.7 The Escrow Agent shall have no responsibility at any time to ascertain whether or not any security interest exists in the Escrow Amounts, the Fund or any part thereof or to file any financing statement under the Uniform Commercial Code with respect to the Fund or any part thereof.

6. Amendment; Resignation or Removal of Escrow Agent. This Agreement may be altered or amended only with the written consent of the Issuer, the Placement Agent and the Escrow Agent. The Escrow Agent may resign and be discharged from its duties hereunder at any time by giving written notice of such resignation to the Issuer and the Placement Agent specifying a date when such resignation shall take effect and upon delivery of the Fund to the successor escrow agent designated by the Issuer and the Placement Agent in writing. Such successor escrow agent shall become the Escrow Agent hereunder upon the resignation date specified in such notice. If the Issuer and the Placement Agent fail to designate a successor Escrow Agent within thirty (30) days after such notice, then the resigning Escrow Agent shall promptly refund the amount in the Fund to each prospective Investor, without interest thereon or deduction. The Escrow Agent shall continue to serve until its successor accepts the escrow and receives the Fund. The Issuer shall have the right at any time to remove the Escrow Agent and substitute a new escrow agent by giving notice thereof to the Escrow Agent then acting. Upon its resignation and delivery of the Fund as set forth in this Section 6, the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with the escrow contemplated by this Agreement, except in the case of willful misconduct or gross negligence by the Escrow Agent. Without limiting the provisions of Section 8 hereof, the resigning Escrow Agent shall be entitled to be reimbursed by the Issuer and the Placement Agent for any reasonable expenses incurred in connection with its resignation, transfer of the Fund to a successor escrow agent or distribution of the Fund pursuant to this Section 6.

7. Representations and Warranties. The Issuer and the Placement Agent hereby severally represent and warrant to the Escrow Agent that:

7.1 No party other than the parties hereto and the prospective Investors have, or shall have, any lien, claim or security interest in the Escrow Amounts or the Fund or any part thereof.

7.2 No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrow Amounts or the Fund or any part thereof.

7.3 The Subscription Information submitted with each deposit shall, at the time of submission and at the time of the disbursement of the Fund, be deemed a representation and warranty that such deposit represents a bona fide payment by the Investor described therein for the amount of Shares set forth in such Subscription Information.

7.4 All of the information contained in the Information Sheet is, as of the date hereof, and will be, at the time of any disbursement of the Fund, true and correct.

7.5 Reasonable controls have been established and required due diligence performed by the Placement Agent to comply with “Know Your Customer” regulations, USA Patriot Act, Office of Foreign Asset Control (OFAC) regulations and the Bank Secrecy Act.

7.6 The execution, delivery, and performance of this Agreement is in accordance with the agreements related to the offering of the Shares and will not violate, conflict with, or cause a default under its articles of incorporation, bylaws, management agreement or other organizational document, as applicable, any applicable law, rule or regulation, any court order or administrative ruling or decree to which it is a party or any of its property is subject, or any agreement, contract, indenture, or other binding arrangement, including the agreements related to the offering of the Shares, to which it is a party or any of its property is subject.

7.7 The Escrow Agent is appointed to act as agent only for the limited purposes set forth in this Agreement; no representation, statement, communication or other suggestion shall be made that the Escrow Agent has investigated the desirability or advisability of investment in the Shares or has approved, endorsed or passed upon the merits of purchasing the Shares; and the name of Escrow Agent has not and shall not be used in any manner in connection with the offering of the Shares other than to state that Escrow Agent has agreed to serve as escrow agent for the limited purposes set forth in this Agreement.

7.8 It possesses such valid and current licenses, certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct its respective businesses, and it has not received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such license, certificate, authorization or permit.

7.9 All of its representations and warranties contained herein are true and complete as of the date hereof and will be true and complete at the time of any disbursement of the Escrow Amounts or the Fund or any part thereof.

8. Fees and Expenses. The Escrow Agent shall be entitled to the Escrow Agent Fees set forth on the Information Sheet, payable as and when stated therein. In addition, the Issuer and the Placement Agent jointly and severally agree to reimburse the Escrow Agent for any reasonable expenses incurred in connection with this Agreement, including, but not limited to, reasonable counsel fees. The Escrow Agent shall retain all interest earned on the escrow account.

9. Indemnification and Contribution.

9.1 The Issuer and the Placement Agent (collectively referred to as the “Indemnitors”) jointly and severally agree to indemnify the Escrow Agent and its officers, directors, employees, agents and shareholders (collectively referred to as the “Indemnitees”) against, and hold them harmless of and from, any and all loss, liability, cost, damage and expense, including without limitation, reasonable counsel fees, which the Indemnitees may suffer or incur by reason of any action, claim or proceeding brought against the Indemnitees arising out of or reasonably relating to this Agreement or any transaction to which this Agreement reasonably relates, unless such action, claim or proceeding is the result of the willful misconduct or gross negligence of the Indemnitees.

9.2 If the indemnification provided for in Section 9.1 is applicable, but for any reason is held to be unavailable, the Indemnitors shall contribute such amounts as are just and equitable to pay, or to reimburse the Indemnitees for, the aggregate of any and all losses, liabilities, costs, damages and expenses, including reasonable counsel fees, actually incurred by the Indemnitees as a result of or in connection with, any amount paid in settlement of, and any action, claim or proceeding arising out of or reasonably relating to any actions or omissions of the Indemnitors.

9.3 The provisions of this Article 9 shall survive any termination of this Agreement, whether by disbursement of the Fund, resignation of the Escrow Agent or otherwise.

10. Termination of Agreement. This Agreement shall terminate on the final disposition of the Fund pursuant to Section 4, provided that the rights of the Escrow Agent and the obligations of the other parties hereto under Section 9 shall survive the termination hereof and the resignation or removal of the Escrow Agent.

11. Governing Law and Assignment. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to the conflicts of laws principles thereof, and shall be binding, upon the parties hereto and their respective successors and assigns; provided, however, that any assignment or transfer by any party of its rights under this Agreement or with respect to the Escrow Amounts or the Fund shall be void as against the Escrow Agent unless (a) written notice thereof shall be given to the Escrow Agent; and (b) the Escrow Agent shall have consented in writing to such assignment or transfer.

12. Notices. All notices required to be given in connection with this Agreement shall be sent by registered or certified mail, return receipt requested, or by hand delivery with receipt acknowledged, or by the Express Mail service offered by the United States Postal Service, and addressed, if to the Issuer or the Placement Agent, at their respective addresses set forth on the Information Sheet, and if to the Escrow Agent, at its address set forth above, to the attention of Corporate Actions.

13. Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be determined to be invalid or unenforceable, the remaining provisions of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

14. Execution in Several Counterparts. This Agreement may be executed in several counterparts or by separate instruments and by facsimile transmission and all of such counterparts and instruments shall constitute one agreement, binding on all of the parties hereto and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or a .pdf format file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or .pdf signature page were an original thereof.

15. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings (written or oral) of the parties in connection therewith.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Joseph M. Smith
	Name:	Joseph M. Smith
	Title:	Director

AMPIO PHARMACEUTICALS, INC.

By:	/s/ Donald B. Wingerter, Jr.
	Name:	Donald B. Wingerter, Jr.
	Title:	Chief Executive Officer

FORDHAM FINANCIAL MANAGEMENT, INC.

By:	/s/ William Baquet
	Name:	William Baquet
	Title:	Chief Executive Officer

EXHIBIT A

ESCROW AGREEMENT INFORMATION SHEET

1.	The Issuer
	Name:	Ampio Pharmaceuticals, Inc.
	Address:	5445 DTC Parkway, P4
Greenwood Village, CO 80111

State of incorporation or organization: Delaware

2.	The Placement Agent
	Name:	Fordham Financial Management, Inc.
	Address:	14 Wall Street, 18th Floor
New York, NY 10005

3.	The Shares
Description of the Shares to be offered: Shares of Common Stock.

Offering price per share/unit/other: $2.50 per Share.

4.	Minimum Amount Required for Disbursement of the Escrow Account
Aggregate dollar amount which must be collected before the Escrow Account may be disbursed to the Issuer (“Minimum Dollar Amount”). There is no Minimum Dollar Amount or number of Shares to be sold in the Offering.

Maximum Amount - The maximum number of Shares to be sold is 4,400,000 Shares and the maximum dollar amount is $11,000,000.

5.	Plan of Distribution of the Shares
Offering Period: From March 17, 2011 to April 16, 2011
Extension Period, if any: From April 17, 2011 to May 17, 2011 and May 18, 2011 to June 16, 2011.
Collection Period, if any: 10 business days

6.	Title of Bank Account:
AST&T Escrow Agent for Ampio Pharmaceuticals, Inc.

7.	Checks payable:

8.	Escrow Agent
American Stock Transfer & Trust Company
6201 15th Avenue
Brooklyn, NY 11219

9.	Escrow Agent Fees
$1,250 upon the execution of this Agreement and $1,250 upon the first closing of the Offering. Commencing with the second closing, AST will receive a $500 closing fee for each closing. All other fees will be mutually agreed upon by the Issuer and the Escrow Agent.

10.	Federal I.D. No.